Exhibit 99.1

News Release

AMERIS BANCORP ANNOUNCES TRANSFER OF LISTING OF COMMON STOCK TO THE NEW YORK STOCK EXCHANGE

ATLANTA, Ga., July 12, 2024 - Ameris Bancorp (Nasdaq: ABCB) (the “Company” or “Ameris”) announced today that it is transferring the listing of its common stock to the New York Stock Exchange (“NYSE”) from The Nasdaq Stock Market LLC (“Nasdaq”).

Ameris’s common stock is expected to begin trading on the NYSE on Tuesday, July 23, 2024, and will continue to be traded under its current ticker symbol “ABCB” after the transfer. Ameris’s common stock is expected to continue to trade on Nasdaq until the close of the market on Monday, July 22, 2024. To commemorate the event, members of Ameris’s executive team and its board of directors will ring the Opening Bell at the NYSE on Tuesday, July 23, 2024.

“We are excited to announce the transfer of Ameris’s common stock listing to the NYSE, the world’s premier stock exchange,” stated Palmer Proctor, Chief Executive Officer of Ameris. “We believe this strategic move will provide enhanced visibility and a strengthened market position for our Company.”

“We’re thrilled to welcome Ameris to the New York Stock Exchange,” said John Tuttle, Vice Chair, NYSE Group. “As an NYSE-listed company, Ameris joins our community of icons, disruptors and many of its peers, leveraging the membership value that our exchange uniquely provides.”

About Ameris Bancorp

Ameris Bancorp is the parent of Ameris Bank, a state-chartered bank headquartered in Atlanta, Georgia. Ameris operates 164 financial centers across the Southeast and also serves consumer and business customers nationwide through select lending channels. Ameris manages $25.7 billion in assets as of March 31, 2024, and provides a full range of traditional banking and lending products, treasury and cash management, insurance premium financing, and mortgage and refinancing services. Learn more about Ameris at www.amerisbank.com.

For more information, contact
Brady Gailey
Executive Director of Corporate Development
(404) 240-1517

For media, contact
Katie Lopez
katie.lopez@amerisbank.com